EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of the 15th day of June, 2011, by and between RF Industries, Ltd., a Nevada corporation (the “Corporation”), and Darren Clark (hereinafter called "Executive").

WITNESSETH:

WHEREAS, Executive is the founder and sole shareholder of Cables Unlimited, Inc., a New York corporation; and

WHEREAS, Executive has served as the Chief Executive Officer of Cables Unlimited, Inc., a New York corporation (“Cables Unlimited”) since its formation and therefore is familiar with the business and operations of Cables Unlimited and the market in which it competes; and

WHEREAS, the Corporation, Executive, Cables Unlimited, and CUI Acquisitions, Inc., a New York corporation and a wholly-owned subsidiary of the Corporation, have entered into that certain Agreement and Plan of Reorganization, dated June 6, 2011, pursuant to which Cables Unlimited will merge with and into CUI Acquisitions, Inc. (the “Merger”).  In connection with the Merger, CUI Acquisitions, Inc. will change its name to “Cables Unlimited, Inc.” and will continue the business and operations of Cables Unlimited; and

WHEREAS, as a condition to the Merger, the Corporation has required Executive to enter into this Agreement; and

WHEREAS, after the Merger, the Corporation intends to operate Cables Unlimited as a separate subsidiary and division (the “Cables Unlimited Division”) at Cables Unlimited’s current location and in substantially the same manner as currently conducted by Cables Unlimited;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.           Employment by Corporation.  The Corporation hereby agrees to employ Executive to perform such duties on behalf of the Corporation as the full-time the Chief Executive Officer of the Cables Unlimited Division.  This Agreement and the terms and conditions set forth herein shall only become effective upon the occurrence of the “Closing” (as defined in the Agreement and Plan of Reorganization), and shall thereupon automatically become effective as of such Closing.  As the Chief Executive Officer of the Cables Unlimited Division, Executive will report to the Corporation's Chief Executive Officer and to the Corporation’s Board of Directors, and shall have such duties consistent with that of a Chief Executive Officer of a division, as such duties may from time to time be designated or assigned to Executive pursuant to the directives of the Chief Executive Officer or the Board of Directors of the Corporation.  The duties of Executive shall include such services as shall reasonably be necessary (i) to continue the operations of the Cables Unlimited Division, (ii) to integrate certain of the Corporation’s operations into the operations of the Cables Unlimited Division, and (iii) to properly and efficiently operate the enhanced Cables Unlimited Division in the best interests of the Corporation.

2.           Executive’s Acceptance of Employment.  Executive hereby accepts such employment and agrees that throughout the period of his employment hereunder, he will devote his full time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of both the Cables Unlimited Division and the Corporation, and he will perform the duties assigned to him pursuant to Paragraph 1 hereof, subject, at all times, to the direction and control of the Corporation’s Chief Executive Officer and Board of Directors.  Executive agrees that he will do such reasonable traveling as may be required of him in the performance of his duties hereunder, including periodic trips to the Corporation’s headquarters and other offices.

Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Corporation shall from time to time establish.  During the period of his employment by the Corporation, Executive agrees to be bound by the Corporation’s (i) Code of Ethics and (ii) Statement of Policy on Securities Trading, copies of which Executive hereby acknowledges he has received and read, and Executive agrees that he shall not, without the prior written approval of the Board of Directors, directly or indirectly, accept employment or compensation from or perform services of any nature for, any business enterprise other than the Corporation.

3.           Term.  Executive shall be employed for a term of two years commencing with on date of the Closing (the “Commencement Date”), and ending on June 15, 2013 (the “Term”), unless his employment is terminated prior thereto pursuant to the provisions hereof.  Following the Term, the Corporation and Executive may agree to continue Executive’s employment upon mutually agreeable terms. Executive hereby acknowledges and agrees that, unless the parties have signed an agreement to the contrary, his employment by the Corporation, if any, beyond the Term shall be terminable by either party at will and shall not, under any circumstances, be deemed to expressly or impliedly renew the terms of this Agreement.

4.           Compensation/Benefits.

4.1           The Corporation will pay to Executive as compensation for his services hereunder a salary of $150,000 per annum.  Such salary is to be payable in equal installments in accordance with the Corporation’s normal payroll policy.

4.2           Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any pension, retirement, disability, insurance, medical service, or other employee benefit plan which is generally available to all employees of the Corporation and which may be in effect from time to time during the period of his employment hereunder.  The Corporation shall be under no obligation to institute or continue the existence of any such employee benefit plan.

5.           Business Expenses. The Corporation shall reimburse Executive for all authorized expenses reasonably incurred by him in accordance with the Corporation’s travel and entertainment policy and procedures and any amendment thereof that the Corporation may adopt during his employment.

6.           Vacation.  Executive shall be entitled to paid vacation of  three (3) weeks per year, or such greater amount of vacation as is approved by the Corporation’s Board of Directors.  Any such vacations are to be taken at times mutually agreeable to Executive and the Corporation’s Chief Executive Officer.  Vacation time shall not be accumulated from year to year unless Executive is requested by the Board of Directors in writing to forego a vacation during any year.

7.           Termination.  In addition to all other rights and remedies which the parties may have under applicable law, the Corporation may terminate this Agreement and the services of Executive, effective upon the occurrence of any of the following events:  (i) a material failure by Executive to perform his obligations under this Agreement; (ii) the death of Executive or his disability for a period of three (3) consecutive months; (iii) Executive fails to follow the Corporation’s Code of Ethics or Statement of Policy on Securities Trading, and any amendments thereof that the Corporation may adopt, during his employment; or (iv) in the event that Executive shall act, whether with respect to his employment or otherwise, in a manner which is in violation of the criminal laws of the United States or any State or subdivision thereof (excluding minor violations).  For purposes of this Agreement, a termination by the Corporation based on any of the foregoing events is a termination for “cause”.  In the event that the Corporation terminates Executive’s employment under this Agreement for any reason during the Term other than for “cause,” the Corporation shall, concurrently with such termination, pay Executive an amount equal to the salary (based on Executive’s monthly salary at the time of such termination) Executive would have earned during the balance of the Term.  If the Corporation terminates Executive’s employment with cause, or the Executive voluntarily terminates his employment, then the Corporation shall have no further obligations to Executive under this Agreement.

8.           Non-Competition.  In consideration of the Corporation’s entering into this Agreement:

8.1           Executive agrees that during the effectiveness of this Agreement and during the three (3) years following the termination of the Executive’s employment for any reason, without the written consent of the Corporation, he will not directly or indirectly own, manage, operate, join, control, participate in, perform any services for, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, consultant, partner, investor or otherwise, any business entity which is engaged in any business in which the Corporation (including the Cables Unlimited Division) is currently engaged or is engaged during the Term.  Nothing herein contained shall be deemed to prohibit Executive from investing his funds in securities of a company if the securities of such company are listed for trading on a national stock exchange or traded in the over-the-counter market and Executive’s holdings therein represent less than five percent (5%) of the total number of shares or principal amount of other securities of such company outstanding.

8.2           Executive agrees that Executive will not, during the Term or prior to the expiration of three (3) years following the termination of the Executive’s employment for any reason, without the written consent of the Corporation, directly or indirectly, by action alone or in concert with others, induce or influence, or seek to induce or influence any person who is engaged by the Corporation (including the Cables Unlimited Division) as an employee, agent, independent contractor or otherwise, to terminate his employment or engagement, nor shall Executive, directly or indirectly, through any other person, firm or corporation, employ or engage, or solicit for employment or engagement, or advise or recommend to any other person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by the Corporation (including the Cables Unlimited Division).

9.           Confidentiality Agreement.

9.1           As used herein, the term "Confidential Information" shall mean any and all information of the Corporation and of the Cables Unlimited Division (unless the context provides otherwise, for purposes of Paragraphs 9, 10 and 11 of this Agreement, the Cables Unlimited Division shall be deemed included within the meaning of "Corporation"), including, but not limited to, all data, compilations, programs, devices, strategies, or methods concerning or related to (i) the Corporation’s finances, financial condition, results of operations, employee relations, amounts of compensation paid to officers and employees and any other data or information relating to the internal affairs of the Corporation and its operations; (ii) the terms and conditions (including prices) of sales and offers of sales of the Corporation’s products and services; (iii) the terms, conditions and current status of the Corporation’s agreements and relationship with any customer or supplier; (iv) the customer and supplier lists and the identities and business preferences of the Corporation’s actual and prospective customers and suppliers or any employee or agent thereof with whom the Corporation communicates; (v) the trade secrets, manufacturing and operating techniques, price data, costs, methods, systems, plans, procedures, formulas, processes, hardware, software, machines, inventions, designs, drawings, artwork, blueprints, specifications, tools, skills, ideas, and strategic plans possessed, developed, accumulated or acquired by the Corporation; (vi) any communications between the Corporation, its officers, directors, shareholders, or employees, and any attorney retained by the Corporation for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or her representation of the Corporation; (vii) any other non-public information and knowledge with respect to the Corporation’s products, whether developed or in any stage of development by the Corporation; (viii) the abilities and specialized training or experience of others who as employees or consultants of the Corporation during the Executive’s employment have engaged in the design or development of any such products; and (ix) any other matter or thing, whether or not recorded on any medium, (a) by which the Corporation derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (b) which gives the Corporation an opportunity to obtain an advantage over its competitors who do not know or use the same.

9.2           Executive acknowledges and agrees that the Corporation is engaged in a highly competitive business and has expended, or will expend, significant sums of money and has invested, or will invest, a substantial amount of time to develop and maintain the secrecy of the Confidential Information.  The Corporation has thus obtained, or will obtain, a valuable economic asset which has enabled, or will enable, it to develop an extensive reputation and to establish long-term business relationships with its suppliers and customers.  If such Confidential Information were disclosed to another person or entity or used for the benefit of anyone other than the Corporation, the Corporation would suffer irreparable harm, loss and damage.  Accordingly, Executive acknowledges and agrees that, unless the Confidential Information becomes publicly known through legitimate origins not involving an act or omission by Executive:

(i)  the Confidential Information is, and at all times hereafter shall remain, the sole property of the Corporation;

(ii)  Executive shall use his best efforts and the utmost diligence to guard and protect the Confidential Information from disclosure to any competitor, customer or supplier of the Corporation or any other person, firm, corporation or other entity; and

(iii)  unless the Corporation gives Executive prior express written permission, during his employment and thereafter, Executive shall not use for his own benefit, or divulge to any competitor or customer or any other person, firm, corporation, or other entity, any of the Confidential Information which Executive may obtain, learn about, develop or be entrusted with as a result of Executive’s employment by the Corporation.

9.3  Executive also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Executive has committed to memory, is supplied or made available by the Corporation to the Executive solely to assist him in performing his services under this Agreement.  Executive further agrees that after his employment with the Corporation is terminated for any reason:

(i)  Executive shall not remove from the property of the Corporation and shall immediately return to the Corporation, all documentary or tangible Confidential Information in his possession, custody, or control and not make or keep any copies, notes, abstracts, summaries or other record of any type of Confidential Information; and

(ii)  Executive shall immediately return to the Corporation any and all other property of the Corporation in his possession, custody or control, including, without limitation, any and all keys, security cards, passes, credit cards and marketing literature.

10.          Invention Disclosure. Executive agrees to disclose to the Corporation promptly and fully all ideas, inventions, discoveries, developments or improvements ("Inventions") that may be made, conceived, created or developed by him (whether such Inventions are developed solely by him or jointly with others) during his employment by the Corporation which either (i) in any way is connected with or related to the actual or contemplated business, work, research or undertakings of the Corporation or (ii) results from or is suggested by any task, project or work that he may do for, in connection with, or on behalf of the Corporation.  Executive agrees that such Inventions shall become the sole and exclusive property of the Corporation and Executive hereby assigns to the Corporation all of his rights to any such Inventions.  With respect to Inventions, Executive shall during the period of his employment hereunder and at any time and from time to time hereafter (a) execute all documents requested by the Corporation for vesting in the Corporation the entire right, title and interest in and to the same, (b) execute all documents requested by the Corporation for filing and prosecuting such applications for patents, trademarks and/or copyrights as the Corporation, in its sole discretion, may desire to prosecute, and (c) give the Corporation all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Corporation’s right therein and thereto.  If any such assistance is required following the termination of Executive’s employment with the Corporation, the Corporation shall reimburse Executive for his lost wages or salary and the reasonable expenses incurred by him in rendering such assistance.  Anything contained in this paragraph to the contrary notwithstanding, this paragraph does not apply to an Invention for which no equipment, supplies, facilities, or trade secret information of the Corporation was used and which was developed entirely on the Executive’s own time, unless the Invention relates: (i) to the business of the Corporation, (ii) to the Corporation’s actual or demonstrably anticipated research or development, or (iii) the Invention results from any work performed by the Executive for the Corporation.

11.          Remedies.   Executive acknowledges and agrees that the business of the Corporation is highly competitive and that the provisions of Paragraphs 8, 9 and 10 are reasonable and necessary for the protection of the Corporation and that any violation of such covenants would cause immediate, immeasurable and irreparable harm, loss and damage to the Corporation that is not adequately compensable by a monetary award.  Accordingly, the Executive agrees, without limiting any of the other remedies available to the Corporation, that any violation of said covenants, or any one of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond.  In the event any proceedings are commenced by the Corporation against Executive for any actual or threatened violation of any of said covenants and if the Corporation prevails in such litigation, then, Executive shall be liable to the Corporation for, and shall pay to the Corporation, all costs and expenses of any kind, including reasonable attorneys' fees, which the Corporation may incur in connection with such proceedings.

12.          Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the matters set forth herein and no amendment or modification hereof shall be valid or binding unless made in writing and signed by both parties hereto.

13.          Notices.  Any notice, required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid as follows:

if to the Corporation at:

RF Industries, Ltd.
7610 Miramar Road, Building 6000
San Diego, CA 92126
Attention:  Chief Executive Officer

with a copy to:

TroyGould PC
1801 Century Park East, Suite 1600
Los Angeles, California 90067
Attention: Istvan Benko

and, if to Executive:

Darren Clark
4 Gotham Court,
Mt. Sinai, New York 11766

Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given as provided herein.  The date of the giving of any notice hereunder shall be the date delivered or if sent by mail, shall be the date of the posting of the mail.

14.          Non-Assignability.  Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive.  This Agreement shall be binding upon Executive and inure to the benefit of his heirs, executors and administrators and be binding upon the Corporation and inure to the benefit of its successors and assigns.

15.          Choice of Law And Forum.  This Agreement shall be governed, interpreted and construed under the laws of the State of New York without regard to its conflict of law principles.  The parties agree that any dispute or litigation arising in whole or in part hereunder may, at the option of the Corporation, be litigated in any state or Federal court of competent subject matter jurisdiction sitting in San Diego County, California, to the jurisdiction of which and venue in which Executive irrevocably consents.

16.          Waiver.  No course of dealing nor any delay on the part of any party in exercising any rights hereunder shall operate as a waiver of any such rights.  No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

17.          Severability.  If any provision of this Agreement, including any paragraph, sentence, clause or part thereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions of such paragraph, sentence, clause or part thereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

18.      Survival at Termination.  The termination of Executive’s employment hereunder shall not affect his obligations to the Corporation hereunder which by the nature thereof are intended to survive any such termination including, without limitation, Executive’s obligations under Paragraphs 8, 9 and 10.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above set forth.

RF INDUSTRIES, LTD.		EXECUTIVE:

By:	/s/ HOWARD F. HILL	/s/ DARREN CLARK
	Howard F. Hill	Darren Clark
Its:	Chief Executive Officer